                                                                    EXHIBIT 99.0

[Names and Addresses of Counsel
Appear on Signature Page]

                          UNITED STATES DISTRICT COURT

                    FOR THE NORTHERN DISTRICT OF CALIFORNIA

JACK OLIVE, JONATHAN NOBLE, M.D., JOHN  )  Case No. C 89 4331 MHP
P. PEDJOE and ALLSOP, INC. PROFIT       )
SHARING PLAN & TRUST, on behalf of      )  CLASS AND DERIVATIVE ACTION
themselves and all others similarly     )
situated and derivatively on behalf of  )  MODIFICATION OF STIPULATION OF
NATIONAL INCOME REALTY TRUST, a         )  SETTLEMENT
California business trust, CONTINENTAL  )
MORTGAGE AND EQUITY TRUST, a California )
business trust, TRANSCONTINENTAL REALTY )
INVESTORS, a California business trust, )
and INCOME OPPORTUNITY REALTY TRUST, a  )
California business trust,              )
                                        )
                            Plaintiffs, )
                                        )
      VS.                               )
                                        )
GENE E. PHILLIPS; WILLIAM S. FRIEDMAN;  )
RICHARD N. LAPP; MICHAEL E. SMITH;      )
WILLIE K. DAVIS; RAYMOND V. J. SCHRAG;  )
RANDALL K. GONZALEZ; JAMES W. HAMMOND,  )
JR.; NATIONAL REALTY ADVISORS, INC., a  )
Texas corporation; NATIONAL REALTY,     )
L.P.,                                   )
                                        )
                                        )
                                        )
    - - caption continues - -           )
a Delaware limited partnership;         )
AMERICAN REALTY TRUST, INC., a Georgia  )
corporation; NATIONAL OPERATING L.P.,   )
a Delaware limited partnership;         )
                                        )
                      Defendants,       )
                                        )
     -and-                              )
                                        )
NATIONAL INCOME REALTY TRUST, a         )
California business trust; CONTINENTAL  )
MORTGAGE AND EQUITY TRUST, a California )
business trust; TRANSCONTINENTAL REALTY )
INVESTORS, a California business trust; )
and INCOME OPPORTUNITY REALTY TRUST, a  )
California business trust;              )
                                        )
         Nominal Defendants.            )
________________________________________)

         This Modification of Stipulation of Settlement (the "Modification") is made and entered into as of April 27, 1994 by and among (i) Settlement Counsel, on behalf of the Trusts, (ii) the Trusts, and (iii) the Released Parties whose names appear on the signature pages, as all such terms are herein defined, by and through their attorneys of record in the above-captioned action.

         WHEREAS, on May 3, 1989, the action captioned Olive v. Phillips, et al., Case No. 650959-6 (the "Olive Action"), was filed in the Superior Court of California, County of Alameda (the "State Court"), as a class action on behalf of all persons who owned shares in National Income Realty Trust, formerly known as Consolidated Capital Income Trust ("NIRT"), against, inter alia, certain of the trustees of NIRT;

         WHEREAS, on July 19, 1989, the action captioned Noble v. Phillips, et al., Case No. 653796-8 (the "Noble Action"), was filed in State Court as a class action on behalf of all persons who owned shares in Continental Mortgage and Equity Trust, formerly known as Consolidated Capital Special Trust ("CMET") against, inter alia, certain of the trustees of CMET;

         WHEREAS, on December 8, 1989, the action captioned Olive and Noble v. Phillips, et al., Case No. C 89 4331 MHP (the "Federal Action") was filed in the United States District Court for the Northern District of California (the "District Court") as a class action on behalf of all shareholders of record of NIRT and CMET as of November 13, 1989, excluding the defendants therein named, against, inter alia, the then current trustees of NIRT and CMET;

         WHEREAS, on or about February 26, 1990, the Class Representatives filed an amended complaint in the Federal Action (the "Amended Complaint") (i) enlarging the proposed class to include shareholders of record of Transcontinental Realty Investors, formerly known as Johnstown/Consolidated Realty Trust and now known as Transcontinental Realty Investors, Inc. ("TCI"), and Income Opportunity Realty Trust ("IORT"), (ii) incorporating on behalf of the expanded class the claims asserted by the plaintiffs in the State Court actions, (iii) alleging derivative claims on behalf of the Trusts, and (iv) dismissing the State Court actions described above;

         WHEREAS, a Stipulation of Settlement, a copy of which is attached hereto as Exhibit A (the "Stipulation") was executed on or about February 21, 1990 which settled all of the claims asserted in the Amended Complaint;

         WHEREAS, in February of 1991, the Class Representatives brought a motion in the Federal Action for the appointment of a

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
receiver for alleged violations of the Stipulation;

         WHEREAS, in March of 1991, the District Court appointed a Special Master to consider the allegations of the motion;

         WHEREAS, in May of 1991, the Special Master held hearings on the motion;

         WHEREAS, on July 26, 1991, the Special Master issued his report to the District Court;

         WHEREAS, on November 27, 1991, the District Court reviewed the findings of the Special Master and ordered monitoring by the Special Master for a period of one year;

         WHEREAS, on December 8, 1992, the District Court ordered further hearings on defendants' compliance with the Stipulation and the Court's November 27, 1991 order (the "Related Order");

         WHEREAS, on February 9 and 10, 1993 and April 12 through 20, 1993, the District Court held evidentiary hearings on the status of the Trusts and Settlement Counsel's allegations of continuing breaches of the Stipulation and Related order (the "Hearings");

         WHEREAS, Settlement Counsel has claimed and continues to claim that the Stipulation and Related Order have been and are being breached;

         WHEREAS, the Released Parties whose names appear on the signature pages have claimed and continue to claim that the allegations of breach of the Stipulation and Related Order are without merit;

         WHEREAS, Settlement Counsel recognizes and has taken into account the expense and length of proceedings necessary to

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
complete the Hearings and the uncertain outcome and the risk of litigation;

         WHEREAS, the Trusts and the Released Parties have taken into account the expense and length of proceedings necessary to complete the Hearings and the uncertain outcome and the risk of litigation;

         WHEREAS, each of the Released Parties has denied and continues to deny any wrongdoing whatsoever;

         WHEREAS, the Trusts and the Released Parties whose names appear on the signature pages have concluded that it is desirable that the claims asserted against the Released Parties be settled in order to avoid the expense, inconvenience, distraction and risk of further legal proceedings;

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among Settlement Counsel, on behalf of the Trusts, the Trusts, and the Released Parties whose names appear on the signature pages, by and through their respective attorneys of record, that the Stipulation be modified as follows:

     A.  Definitions

         As used in this Modification, the following terms have the meanings specified below:

         (1) "Class Representatives" means the named plaintiffs Jack Olive, Jonathan Noble, John P. Pedjoe, and Allsop, Inc. Profit Sharing Plan & Trust.

         (2) "Effective Date" is the date on which the settlement embodied in this Modification becomes "effective," which is the date on which the District Court's judgment, substantially in the form of Exhibit B hereto, becomes final,

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
i.e., the date of the final affirmance on appeal, the expiration of the time for petitions for writs of certiorari to the Supreme Court of the United States and, if certiorari be granted, the date of final affirmance following review pursuant to that grant; or the final dismissal of any appeal or proceedings on certiorari to the Supreme Court of the United States; or the expiration, in the absence of the filing or noticing of any appeal or petition for a writ of certiorari to the Supreme Court of the United States, of the time to appeal or petition from the District Court's judgment.

                 (3) "Person" means any individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated organization, and any other type of legal entity and their heirs, successors, or assigns.

                 (4) "Settled Claims" means any and all claims, actions or causes of action of whatever nature, character or description, whether known, unknown, suspected or unsuspected, that could or do arise out of or are or could be in any way based on, connected with or related to any of the matters raised at the Hearings or the proceedings before the Special Master in May of 1991, including those matters raised in the post-hearing memorandum filed on June 11, 1993 that was stricken by the District Court, all as more particularly described in Exhibit C hereto.

                 (5) "Settlement Counsel" means the Law Offices of George Donaldson, 235 Pine Street, Suite 825, San Francisco, California 94104.

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

                 (6)      "Trusts" means collectively NIRT, CMET, TCI and IORT.

                 (7) "Trustees" or "Boards of Trustees" means the persons acting as trustees of NIRT, CMET, and IORT, and/or as directors of TCI.

                 (8) "Released Parties" means collectively Gene E. Phillips, William S. Friedman, Michael E. Smith, Willie K. Davis, Raymond V. J. Schrag, Randall K. Gonzalez, A. Bob Jordan, Geoffrey C. Etnire, Bennett B. Sims, Ted P. Stokeley, Dan Johnston, Richard N. Lapp, James W. Hammond, Jr., Basic Capital Management, Inc. (formerly named National Realty Advisors, Inc.), National Realty, L.P., American Realty Trust, Inc., National Operating, L.P., Medical Resource Companies of America, James Gilley, Tarragon Capital Corporation, Tarragon Partners, Ltd., and all of their officers, directors, and employees.

         B.      Operative Settlement Terms

                 (1) The Board of Trustees of NIRT shall be reduced from ten to seven members. No more than four current board members, including Friedman and Johnston, will remain. Three new unaffiliated Trustees will be appointed consistent with the provisions hereof. In order to facilitate the appointment of Trustees who meet the requirements of Paragraph B.(4), two Trustees, as identified on Exhibit D, which shall be filed under seal, who have professional or business relationships with Friedman, Phillips or their affiliates, either personally or by virtue of close family ties, have agreed voluntarily to not stand for re-election as Trustees of NIRT (or to resign prior to the next shareholders' meeting). Etnire will resign from the Board

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
of Trustees of NIRT upon approval and appointment of the new unaffiliated Trustees, as provided hereunder, and John A. Doyle shall immediately resign from said Board. Once constituted, the new Board will elect a Chairman who is unaffiliated with NIRT's advisor.

                 (2) The Boards of CMET, IORT, and TCI shall be reduced from eight to seven members. No more than four current Board members, including Johnston and Etnire, will remain on each such Board. Three new unaffiliated Board members will be appointed for each such Board consistent with the provisions hereof. It is understood that Friedman has previously resigned from the Boards of CMET, IORT and TCI, and he will not stand for re-election to such Boards. In order to facilitate the appointment of Trustees who meet the requirements of Paragraph B.(4), two Trustees, as identified on Exhibit D hereto, who have professional or business relationships with Friedman, Phillips or their affiliates, either personally or by virtue of close family ties, have agreed voluntarily to not stand for re-election as Trustees of CMET, IORT or TCI (or to resign prior to the next shareholders' meetings).

                 (3) Candidates to be the new Board members required by the foregoing paragraphs may be submitted by any current member of the Boards of Trustees. Candidates shall be submitted to, and screened and interviewed by, a Screening Committee comprised of Trustees Stokeley, Sims, Johnston and Etnire. The Screening Committee will forward the names of all candidates along with the results of their screening to the full Boards and Settlement Counsel, and the final selections shall be made by the full

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

Boards. A good faith effort will be made to select new Trustees with significant knowledge and experience in real estate, financial management, and/or management of public companies. The Boards shall select the new candidates within 60 days of the execution of this Modification. Any person selected by a Board to serve as a new unaffiliated Trustee shall be made available and shall agree to be made so available for examination under oath by Settlement Counsel and for interview and approval by the District Court. Prior to interview and approval by the District Court, any party may submit to the Special Master the names of the proposed Board nominees and any materials adduced in the selection process. Proposed new Board members selected will be appointed to the Board as they are approved by the District Court. Current Board members who will not continue to serve in such capacity or capacities will not stand for reelection at the next annual meetings of shareholders. Should the District Court not approve one or more of the proposed new Board members from the group initially presented for the District Court's approval (the "First Group Selections"), new candidates to replace any non-approved selection, who may be submitted by any current Board member or who were previously considered but not chosen to be First Group Selections, shall be submitted to, and screened and interviewed by, the Screening Committee. The Screening Committee will forward the names of all new candidates to the full Boards and Settlement Counsel, and the final selection(s) shall be made by the full Boards. Should the District Court not approve one or more of the new selections (the "Second Group Selections"), then the names of all persons considered by the Screening Committee,

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
whether or not approved by the full Boards to be either First Group or Second Group Selections, shall be submitted to the District Court, which shall make the final selections from the entire pool after completion of the examination and interview process described above. In the event the District Court does not approve a Second Group Selection and, pursuant to the terms hereof, makes any appointment from the entire pool of candidates, the Board of any Trust with respect to which the District Court has made such appointment may withdraw from the Modification. If the Board of any Trust chooses to withdraw from the Modification, there will be no Effective Date as to any Trust and the Advisor for the Trust withdrawing shall be responsible for payment of the attorneys' fees and costs of Settlement Counsel arising from the proposed Modification. If a Trust withdraws from the Settlement under the terms hereof, the terms of Paragraph G.(2) below shall apply to all Trusts.

                 (4) All of the new Trustees nominated and/or selected pursuant to the foregoing paragraphs shall have had (i) no social or personal relationship that would compromise their independence (ii) no familial relationship, (iii) no material financial or business relationship of any kind, whether direct or indirect, with Phillips, Friedman, the entities engaged to advise the Trusts ("Advisor") or any affiliate of such person or persons.

                 (5) All unaffiliated Trustees, including the new Trustees, shall hereafter have no material financial or business relationship of any kind, whether direct or indirect, with the Advisor, Phillips, Friedman, or any affiliate of such person or persons except to the sole extent of serving as Trustees, with

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
material defined for these purposes as having a value of more than $1,000 per year. If prohibited relationships exist as of the date of execution of this Modification as to any of the current unaffiliated Trustees, such relationships shall be eliminated within six months of the Effective Date.

                 (6) Certain transactions shall be handled in the future as follows:

                          a)      All related party transactions involving the
Trusts and their assets shall hereafter be discouraged, shall only be undertaken in exceptional circumstances and shall for a period of five years from the execution of this Modification require the unanimous approval of the Board of Trustees of each involved Trust. In addition, such transactions may be approved only after a determination by the appropriate Board or Boards that the transaction is not only in the best interests of the Trust or Trusts involved but that no other opportunity exists that is as good as the opportunity presented by such transaction. For purposes of this provision and except for those transactions embraced by subparagraphs b) and c) hereof, the term "related party transaction" shall mean and include (i) any transaction between or among one Trust and another Trust or any of their affiliates or subsidiaries; (ii) any transaction between or among a Trust, its affiliates or subsidiaries and the Advisor, Phillips, Friedman or any of their affiliates; and (iii) any transaction between or among a Trust or any of its affiliates or subsidiaries and a third party with whom the Advisor, Phillips, Friedman or any of their affiliates has an ongoing or contemplated business or financial transaction or relationship of

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
any kind, whether direct or indirect, or has had such a transaction or relationship in the preceding one year.

                 b) Direct contractual agreements for services between the Trust and the Advisor or one of its affiliates (i.e., the Advisory Agreement, Property Management Contracts, etc.) shall require prior approval by two-thirds of the Trustees of the subject Trust, and, if required, approval by a majority of the shareholders.

                 c) Joint ventures between or among two or more of the Trusts or any of their affiliates or subsidiaries and a third party having no prior or intended future business or financial relationship with Phillips, Friedman, the Advisor, or any affiliate of such parties may be entered into on the affirmative vote of a majority of the Trustees of each subject Trust.

                 d) In the case of any transaction otherwise embraced by subparagraph a)(iii) above but which involved a third party whose prior transaction or relationship occurred more than one year but less than ten years from the date of the current transaction but no earlier than January 1, 1989 for prior transactions involving one or more of the Trusts, the circumstances of such prior transaction or relationship shall be fully disclosed to the Board by the Advisor, and the Advisor and third party shall certify under oath that there is no connection, explicit or implicit, direct or indirect, between the current transaction and the prior transaction or relationship. The foregoing shall not apply to incidental administrative services or property management transactions in which the third party

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
solely provides equipment, services, supplies, property repairs, or maintenance and no third party certification shall be required from government agencies, government sponsored agencies or their agents. Absent full compliance with the requirement of this subparagraph, such transaction shall be deemed to be a "related party transaction," as defined above, and thus shall be governed by the requirements of subparagraph a) above.

                 (7) Notwithstanding the foregoing, no Trust funds, properties or assets shall be used, either directly or indirectly, to resolve or settle any claim that might be asserted or is presently asserted against the Advisor, Phillips, Friedman or any of their affiliates, unless such claim is also jointly asserted against a Trust or Trusts with which such person is associated, arises out of the business activities of such Trust or Trusts and asserts liability against such Trust or Trusts that is co-extensive with the liability asserted against such person or persons.

                 (8) Basic Capital Management, Inc. ("BCM"), Phillips and Friedman shall pay $1.2 million to the Trusts, as further provided in Exhibit N, to be apportioned as the current Boards determine. BCM, Phillips and Friedman shall be jointly and severally liable to make an initial payment of $300,000 within five days of the date of the execution of this Modification. Thereafter, BCM, Phillips and Friedman shall make monthly payments of $50,000 per month commencing on the first day of the month following the Effective Date and continuing on the first day of each succeeding month until paid in full. To secure payment of the funds pursuant to this paragraph, Phillips and BCM

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
shall execute a stipulated judgment (substantially in the form of Exhibit E attached hereto) in the amount of $2.5 million, which judgment (reduced by the amount of any prior payments) shall be entered by the District Court and shall become final and not appealable if any required payment is not made within five days of its due date. In addition, to secure payment of the funds required hereunder, Friedman shall execute a separate stipulated judgment (substantially in the form of Exhibit F attached hereto), in the amount of $300,000, which judgment shall be reduced proportionately on each monthly payment made hereunder and which judgment shall be entered by the District Court and shall become final and not appealable if any required payment is not made within five days of its due date.

                 (9) The Trusts, and the shareholders of the Trusts in their derivative capacity, shall release the Released Parties from any and all claims arising out of any transaction discussed or dealt with at the Hearings or in the post hearing memoranda. Such release shall be in the form of Exhibit G attached hereto.

                 (10) The Trusts shall not interfere with the Class Representatives and Settlement Counsel in the pursuit of any claims brought on behalf of the Trusts against certain persons and entities, as more particularly described in Exhibit H hereto, which shall be filed under seal with the District Court. The Trusts expressly agree that plaintiffs shall not be required to make a demand on the Board of Trustees of any of the Trusts in connection with the initiation of such litigation, said demand being deemed to have been expressly waived. The Trusts and Released Parties expressly agree to promptly comply with regard

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
to all requests for documents or other information concerning such claims made by the Class Representatives or Settlement Counsel, and all such documents or information, including that previously produced, may be used in the pursuit of such claims.

                 (11) Should the Trusts settle any of their claims against any of the third parties listed in paragraph B.10 above, Settlement Counsel shall require as a condition of such settlement that such third party provide a release of all of the Released Parties, provided that the Released Parties simultaneously deliver a mutual release to such settling third party.

                 (12) Exhibit D referenced in the Southmark Side Agreement shall be completed consistent with the testimony and representations made at the Hearings and shall be appended hereto as Exhibit I. All fees and expenses incurred in the bankruptcy litigation arising out of the Northtown Mall property shall be paid in accordance with Exhibit I hereto.

                 (13) A committee of the Boards of the Trusts, comprised of three of the new Trustees to be appointed hereunder, shall investigate and promptly report to the Boards of the Trusts on whether any monies were improperly transferred in connection with the Northtown Mall property and, if so, shall demand immediately recompense from the appropriate parties.

                 (14) All Trust shares owned or controlled by Phillips, Friedman, their family members, and/or their affiliates shall be voted a) at all succeeding shareholders' meetings held during the two calendar years following the Effective Date of this Modification in favor of all of the current Board members who are

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
not agreeing hereunder to discontinue their service as Trustees, and b) at all succeeding shareholders' meetings held during the three calendar years following the Effective Date of this Modification in favor of all new Trustees appointed hereunder. During the three calendar years following the Effective Date of this modification, the Boards shall not be enlarged, and should any of the new Trustees appointed hereunder resign, replacement Trustees shall be appointed in accordance with the requirements of Paragraph B.(3) above.

                 (15) The current Boards of Trustees shall, during the selection process set forth in Paragraph B.(3) above, exercise their best efforts to obtain reasonable directors and officers insurance coverage for the Trustees.

                 (16) Further provisions of this Modification, set forth in Exhibits D, H and M, have been placed under seal with the District Court.

                 (17) The District Court shall retain jurisdiction to enforce this Modification. However, no motion, request, claim, action, or hearing concerning this Modification, its terms, its implementation, its breach, or its enforcement may be brought by any person, entity, shareholder, lawyer or other person, including the Class Representatives and Settlement Counsel, unless the following procedure is followed:

                          a)      Any person seeking to request that the
District Court exercise its retained jurisdiction must notify the Board of Trustees of any involved Trust in writing.

                          b)      The writing must identify in reasonable
specificity the person's complaint and the relief he or she

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
intends to seek.

                          c)      A petition to the District Court may be made
only if after 45 days from service of the written notice identified above, the Board of Trustees either fails to respond or in response fails to provide the relief requested. Such petition may be directed only at the Trust, Trusts, Trustees, or related persons or entities involved in the alleged violation.

                          d)      If the objecting party invokes the
jurisdiction of the District Court and any proceedings are had, the prevailing party, as determined by the District Court, shall be entitled to attorneys' fees and costs.

                          e)      The prevailing party for purposes of this
provision shall be the Trusts if the relief awarded by the District court is less than the relief offered by the Trusts before the proceedings were initiated.

         C.      The Notice Order

                 Promptly after the execution of this Modification, Settlement Counsel shall file this Modification with the Clerk of the District Court and move the District Court for an order, substantially in the form of Exhibit J hereto (the "Notice Order"), providing for notice of and hearing on the proposed settlement. The Notice Order shall specifically include provisions which:

                 (1)      Preliminarily approve the proposed
settlement embodied in this Modification as being within the range of fairness and reasonableness;

                 (2) Approve a form of notice for mailing to the shareholders of the Trusts, substantially in the form of Exhibit

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

K hereto, that notifies such persons of the hearing on approval of the settlement (the "Settlement Notice");

                 (3) Approve a form of summary notice of the hearing on the proposed settlement for publication to the shareholders of the Trusts, substantially in the form of Exhibit L hereto (the "Summary Notice");

                 (4) Direct the Trusts to mail or cause to be mailed the Settlement Notice to those shareholders of the Trusts who can be identified through reasonable effort;

                 (5) Direct Settlement Counsel, at the Trusts' expense, to cause the Summary Notice to be published on one occasion in the national edition of The Wall Street Journal;

                 (6) Find that mailing and publication pursuant to Paragraphs (4) and (5) above constitute the best notice practicable under the circumstances including individual notice to all shareholders of the Trusts who can be identified through reasonable effort, are due and sufficient notice of the matters set forth in the Settlement Notice to all such persons, and fully satisfy the requirements of due process and Rule 23.1 of the Federal Rules of Civil Procedure;

                 (7) Schedule a hearing (the "Settlement Hearing") to determine whether the proposed settlement embodied in this Modification should be finally approved as fair, reasonable and adequate and whether an order approving the settlement should be entered thereon; and

                 (8) Provide that any objections to the proposed settlement shall be heard and any papers submitted in support of said objections shall be received and considered by the District

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

Court at the Settlement Hearing (unless, in its discretion, the District Court shall otherwise direct) only if, on or before a date to be specified in the Notice Order, persons making objections shall file notice of their intention to appear and copies of any papers in support of their position with the Clerk of the District Court and serve such notice and papers on counsel to the parties to this Modification.

         D. Judgment to be Entered by the District Court Approving the Settlement

                 Upon approval by the District Court of the settlement, as herein contemplated, a judgment shall be entered, substantially in the form of Exhibit B hereto, which shall:

                 (1) Approve the settlement embodied in this Modification as fair, reasonable and adequate to the Trusts;

                 (2) Adjudge that the Trusts, and the shareholders of the Trusts in their derivative capacity, shall be deemed conclusively to have released the Settled Claims against the Released Parties;

                 (3) Bar and permanently enjoin the Trusts from prosecuting the Settled Claims against the Released Parties;

                 (4) Reserve jurisdiction, without affecting the finality of the judgment entered, over: (a) implementation of the settlement embodied in this Modification and any distribution or disposition of the consideration transferred hereunder; (b) any hearing and/or determination on the applications of Settlement Counsel for an award of attorneys' fees and expenses; and (c) enforcing and administering this Modification.

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

         E.      Conditions of Settlement

                 (1) This Modification shall be effective only on the condition that all of the following events occur:

                          (a)     The Trustees of the Trusts carry out the
obligations of paragraphs B.1 and B.2;

                          (b)     The Advisor and/or its affiliates carry out
the initial funding obligations set forth in Paragraph B.8;

                          (c)     The District Court enters the Notice Order;

                          (d)     The District Court enters the Final Judgment;
and

                          (e)     There is an Effective Date.

                 (2) Upon the occurrence of all of the events referenced above, the releases shall become effective without regard to the subsequent discovery or existence of such different or additional facts.

         F.      Attorneys' Fees and Expenses

         The parties shall use their best efforts to agree on a reasonable award of attorneys' fees and expenses to Settlement Counsel for their services in connection with the matters leading up to this Modification, in which event Settlement Counsel shall apply to the District Court for an award that does not exceed the agreed-upon amount. Should the parties be unable to agree, Settlement Counsel shall move the District Court for an award of attorneys' fees and expenses in whatever amount they deem appropriate. In either event, the Trusts shall be obligated to and shall pay the award of attorneys' fees and expenses approved by the District Court no later than five (5) days after the Effective Date, unless a party appeals the District Court's

                                       MODIFICATION OF STIPULATION OF SETTLEMENT
decision in this regard, in which event the Trusts shall be obligated to and shall pay whatever award is finally determined.

         G.      Effect of Disapproval, Cancellation or Termination

                 (1) If the District Court does not enter the judgment or if the District Court enters the judgment and appellate review is sought and on such review such judgment is materially modified or reversed, then this Modification shall not be cancelled and terminated if all parties to this Modification who are adversely affected thereby, within thirty (30) days from the date of the mailing of such ruling to such parties, provide written notice to all other parties hereto of their intent to proceed with this Modification. Such notice may be provided on behalf of each party to this Modification by their counsel and, on behalf of the Trusts, by Settlement Counsel.

                 (2) If the Effective Date does not occur, or if this Modification is terminated or cancelled pursuant to its terms, the parties to this Modification shall be deemed to have reverted to their respective status as of the date and time immediately prior to the execution of this Modification, and they shall proceed in all respects as if this Modification had not been executed.

         H.      Miscellaneous Provisions

                 (1) The requirements embodied in Paragraphs 10.C.(1), (2) and (3) of the Stipulation are hereby extinguished and modified by the provisions hereof.

                 (2) The parties hereto agree to cooperate to the extent necessary to effectuate all terms and conditions of this Modification.

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

                 (3) All of the exhibits attached hereto are hereby incorporated by this reference as though fully set forth herein.

                 (4) This Modification may be amended or modified only by a written instrument signed by all parties, their successors-in-interest or their counsel of record.

                 (5) This Modification and the exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning this Modification or its exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

                 (6) Settlement Counsel, on behalf of the Trusts, are expressly authorized to take all appropriate action required or permitted to be taken by them pursuant to this Modification to effectuate its terms and are also expressly authorized to enter into any modifications or amendments to this Modification which they deem appropriate.

                 (7) Counsel for the Released Parties whose names appear on the signature pages are authorized to sign this Modification on behalf of their respective clients and on behalf of the Trusts.

                 (8) This Modification may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the parties to this Modification shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the District Court.

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

                 (9) This Modification shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.



                 (10) All terms of this Modification and the exhibits hereto shall be governed by and interpreted according to the laws of the State of California.

                 (11) All parties shall use best efforts to perform all terms of this Modification.

         IN WITNESS WHEREOF, the parties hereto have caused this modification to be executed, by their duly authorized attorneys, as of the date and year first above written.



                                              LAW OFFICES OF GEORGE DONALDSON
                                              235 Pine Street, Suite 825
                                              San Francisco, CA 94104

Dated:      5-4-94                            By: /s/ GEORGE DONALDSON
                                                      George Donaldson

                                              Attorneys for the Class
                                              Representatives, derivatively on
                                              behalf of the Trusts


                                              LAW OFFICES OF JOSEPH L. ALIOTO
                                              650 California Street
                                              25th Floor
                                              San Francisco, CA 94104



Dated: April 28, 1994                         By: /s/ JOSEPH L. ALIOTO
                                                      Joseph L. Alioto

                                              Attorneys for Gene E. Phillips

                                       MODIFICATION OF STIPULATION OF SETTLEMENT

                                          ORRICK, HERRINGTON & SUTCLIFFE
                                          Old Federal Reserve Bank Building
                                          400 Sansome Street
                                          San Francisco CA 94111

Dated: 4-28-94                            By: /s/ MICHAEL D. TORPEY
                                                  Michael D. Torpey

                                          Attorneys for William S. Friedman,
                                          Basic Capital Management, Inc. and
                                          the Trusts



                                          HOWARD, RICE, NEMEROVSKI, CANADY,
                                            ROBERTSON, FALK & RABKIN
                                          450 Newport Center Drive
                                          Suite 550
                                          Newport Beach, CA 92660




Dated: April 28, 1994                     By: /s/ ROBERT E. GOODING, JR.
                                                  Robert E. Gooding, Jr.


                                          Attorneys for the Unaffiliated
                                          Trustees of the Trusts (with the
                                          exception of Geoffrey Etnire)

                                       MODIFICATION OF STIPULATION OF SETTLEMENT